Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2023 First Quarter and Season Pass Results
BROOMFIELD, Colo. - December 8, 2022 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2023 ended October 31, 2022, provided season pass sales results, reaffirmed its guidance for Resort Reported EBITDA for fiscal 2023, provided additional detail on its calendar year 2023 capital plan and declared a dividend payable in January 2023.
Highlights
•Net loss attributable to Vail Resorts, Inc. was $137.0 million for the first quarter of fiscal 2023 compared to a net loss attributable to Vail Resorts, Inc. of $139.3 million in the same period in the prior year.
•Resort Reported EBITDA loss was $96.5 million for the first quarter of fiscal 2023, compared to a Resort Reported EBITDA loss of $108.4 million for the first quarter of fiscal 2022. The increase is primarily due to the greater impact of COVID-19 and related limitations and restrictions on results in the prior year.
•Pass product sales through December 5, 2022 for the upcoming 2022/2023 North American ski season increased approximately 6% in units and approximately 6% in sales dollars as compared to the period in the prior year through December 6, 2021. Compared to sales for the 2019/2020 North American ski season through December 9, 2019, pass product sales increased approximately 86% in units and approximately 53% in sales dollars. Pass product sales are adjusted to include pass sales for the recently acquired Seven Springs, Hidden Valley and Laurel Mountain resorts (together, the “Seven Springs Resorts”) in all periods and to eliminate the impact of changes in foreign currency exchange rates by applying current U.S. dollar exchange rates to both current period and prior period sales for Whistler Blackcomb.
•The Company reaffirmed its guidance for fiscal year 2023 of $321 million to $396 million of net income attributable to Vail Resorts, Inc. and $893 million to $947 million of Resort Reported EBITDA.

•The Company declared a quarterly cash dividend of $1.91 per share of Vail Resorts’ common stock that will be payable on January 10, 2023 to shareholders of record as of December 27, 2022.
Commenting on the Company’s fiscal 2023 first quarter results, Kirsten Lynch, Chief Executive Officer, said, “Our first fiscal quarter historically operates at a loss, given that our North American and European mountain resorts are generally not open for ski season operations during the period. The quarter's results are primarily driven by winter operating results from our Australian resorts and our North American resorts’ summer activities, dining, retail/rental and lodging operations, and administrative expenses. We are pleased with our results for the quarter, with Resort Reported EBITDA improving compared to the prior year period primarily driven by the strong demand and visitation at our Australian resorts. Our Australian resorts continued to experience record visitation, driven by strong demand following two years of COVID-19 related disruptions and supported by continued momentum in advance commitment pass product sales following the addition of Hotham and Falls Creek in April 2019. Our North American summer operations continued to recover following the COVID-19 pandemic.”
Moving on to season pass results, Lynch said, “We are pleased with the results of our season pass sales, which continue to demonstrate the strength of the guest experience, our network of mountain resorts, and commitment to continually investing in the guest experience. Pass product sales for the North American ski season increased approximately 6% in units and approximately 6% in sales dollars through December 5, 2022 as compared to the period in the prior year through December 6, 2021, including sales for the Seven Springs Resorts in both periods, and adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.74 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb sales.
“Our North American season pass program has grown dramatically over the past three years as we have focused on our core strategy of shifting guests from lift tickets into advance commitment to drive stability and long-term value for the business. Season pass units have grown approximately 86% in units and approximately 53% in sales dollars compared to sales for the 2019/2020 season through December 9, 2019, including sales for the Seven Springs Resorts in both periods and adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.74 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb sales. We expect to have approximately 2.3 million guests in advance commitment products this year, generating over $800 million of revenue and representing over 70% of all skier visits committed to our 40 North American and Australian resorts in advance of the season in a non-refundable pass, an increase of over 1.1 million guests in the program from the 2019/2020 season, including all pass products for our North American and Australian resorts.
“For the full pass sales season, the business achieved strong unit growth from renewing pass holders, especially guests in destination and international markets, including strong renewals among those that were new to our pass program last year. Our strongest growth occurred in destination markets, which represents the largest addressable market for conversion of guests into advance commitment and is a particularly attractive guest segment given the higher ancillary attachment. Our Epic Day Pass continues to be our highest growth product segment targeting the large market of lower frequency skiers into advance commitment and particularly destination guests with valuable ancillary spend. Our local markets also grew over the prior year in excess of our expectations and remain a critical foundation for our advance commitment strategy and are our most developed and highly penetrated markets. Sales of Epic and Epic Local passes are consistent with our expectations and with the trend seen in our September results, with unit sales declining by 12% relative to the prior year and increasing 39% over the last two years and 55% over the last three years. This represents substantial growth in our highest priced products and among our most penetrated high frequency skier segment, and we expected this year’s performance as a result of the significant growth after last year’s price reset. We continue to expect that the majority of the future growth in advance commitment will come from the large and attractive addressable market of destination guests, primarily through transitioning lower frequency lift ticket guests into Epic Day Pass products, and transitioning guests at our local and regional resorts into advance commitment.
“Pass sales dollars continue to benefit from the 7.5% initial price increase and subsequent incremental price increases relative to the 2021/2022 season, offset by the mix impact from the growth of new pass holders purchasing Epic Day Pass products. This year, net migration among renewing pass holders is in line with our expectations of a 4% decline year-over-year following last year’s positive 10% net migration that resulted from pass holders trading up to higher value products with more access following the price reset. We proactively use the breadth of our product line and our data to retain guests in the advance commitment program by offering and, in certain cases, encouraging them to purchase lower priced products to best suit their needs based on their prior behavior. We are very pleased that over the last three years we have maintained renewal rates among our unlimited pass holders, including Epic, Epic Local and unlimited regional passes, while growing these pass holders almost 75% during that time period.
“As previously announced, we completed a multi-year extension of our pass partnership with Telluride Ski & Golf and are pleased to continue offering Epic Pass, Epic 4-7 Day Pass (with All Resort Access) and Epic Adaptive Pass guests access to Telluride. Starting next winter for the 2023/2024 North American ski season, reservations will be required for pass holders skiing or riding at Telluride. Reservations will not be required for pass holders visiting Telluride in the 2022/2023 North American ski season, and more details will be provided in advance of next season.”
Lynch continued, “Heading into the 2022/2023 North American ski season, we are pleased with our significant base of committed guests that provide meaningful stability for our Company, especially during economic uncertainty. We have strong early season conditions at our resorts in the Rockies and West and typical seasonal variability at our resorts in the East. While our mountain resorts have not yet completed hiring for the winter season, we are on track to have the staff needed to achieve full operation of lifts and mountain terrain and deliver normal operations of important guest experiences such as our restaurants, lodging, ski and ride school, and rental and retail locations. Hiring is still ongoing and a top priority as our mountain resort teams focus on hiring for specific roles and continue hiring to manage staffing needs that occur throughout the season. Looking forward, we are pleased with lodging booking trends for the upcoming season, which are consistent with pre-COVID-19 levels. We are also seeing lodging bookings that indicate visitation patterns may shift this year from the December holiday period into January through April.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the first fiscal quarter ended October 31, 2022, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Mountain segment net revenue increased $92.4 million, or 84.6%, to $201.7 million for the three months ended October 31, 2022 as compared to the same period in the prior year, primarily driven by our Australian ski areas, which experienced record visitation and favorable snow conditions in the current year following periodic COVID-19 related closures and restrictions in the prior year.
•Mountain Reported EBITDA loss was $92.1 million for the three months ended October 31, 2022, which represents an increase of $18.8 million, or 17.0%, as compared to Mountain Reported EBITDA loss for the same period in the prior year, primarily driven by our Australian operations, which experienced record visitation and favorable snow conditions in the current year following periodic COVID-19 related closures and restrictions in the prior year. Additionally, Mountain segment results include $2.6 million and $0.6 million of acquisition and integration related expenses for the three months ended October 31, 2022 and 2021, respectively.
Lodging Segment
•Lodging Segment net revenue (excluding payroll cost reimbursements) increased $9.7 million, or 15.1%, to $73.9 million for the three months ended October 31, 2022 as compared to the same period in the prior year, primarily as a result of incremental revenue from the Seven Springs Resorts, as well as fewer COVID-19 related limitations and restrictions as compared to the prior year.
•Lodging Reported EBITDA loss was $4.4 million for the three months ended October 31, 2022, which represents an incremental loss of $6.9 million, or 270.8%, as compared to Lodging Reported EBITDA for the same period in the prior year, primarily as a result of increased labor expense and related benefits to support the return to normal operations at our mountain resort properties and GTLC.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $279.3 million for the three months ended October 31, 2022, an increase of $104.1 million as compared to Resort net revenue of $175.3 million for the same period in the prior year.
•Resort Reported EBITDA loss was $96.5 million for the three months ended October 31, 2022, an increase of $11.9 million as compared to Resort Reported EBITDA of $108.4 million for the same period in the prior year.
Total Performance
•Total net revenue increased $103.9 million, or 59.2%, to $279.4 million for the three months ended October 31, 2022 as compared to the same period in the prior year.
•Net loss attributable to Vail Resorts, Inc. was $137.0 million, or a loss of $3.40 per diluted share, for the first quarter of fiscal 2023 compared to a net loss attributable to Vail Resorts, Inc. of $139.3 million, or a loss of $3.44 per diluted share, in the prior year.
Capital Structure and Return of Capital
Commenting on capital allocation, Lynch said, “Our balance sheet and liquidity position remain strong. Our total cash and revolver availability as of October 31, 2022 was approximately $1.8 billion, with $1.2 billion of cash on hand, $417 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $207 million of revolver availability under the Whistler Credit Agreement. As of October 31, 2022, our Net Debt was 2.0 times trailing twelve months Total Reported EBITDA. The Company declared a quarterly cash dividend of $1.91 per share of Vail Resorts’ common stock that will be payable on January 10, 2023 to shareholders of record on December 27, 2022. We will continue to be disciplined stewards of our capital and remain committed to continuous investment in our people, strategic, high-return capital projects, strategic acquisition opportunities, and returning capital to our shareholders through our quarterly dividend and share repurchase program.”
Capital Investments
Commenting on the Company’s capital investments for the 2022/2023 North American ski season, Lynch said, “We are pleased to welcome guests to all of our resorts as the 2022/2023 North American and European ski seasons kick off with significant investments in the guest experience including 18 new or replacement lifts across 12 resorts, which will meaningfully increase lift capacity and reduce wait times at those lift locations. At Vail Mountain, this includes the installation of a new four-

person high speed lift in the Sun Down Bowl and replacement of a four-person lift with a new six-person high speed lift in the Game Creek Bowl. At Whistler Blackcomb, this includes the replacement of the four-person high speed Big Red Express lift with a new six-person high speed lift and replacement of the six-person Creekside Gondola with a new 10-person high speed gondola. As discussed in prior announcements, this also includes the installation of new or replacement lifts at Breckenridge, Northstar, Heavenly, Stowe, Mount Snow, Attitash, Jack Frost, Big Boulder, Boston Mills and Brandywine.”
Regarding calendar year 2023 capital expenditures, Lynch said, “We remain dedicated to delivering an exceptional guest experience and will continue to prioritize reinvesting in the experience at our resorts including consistently increasing capacity through lift, terrain and food and beverage expansion projects. As announced in September, the Company expects to invest approximately $180 million to $185 million, excluding one-time investments related to integration activities, deferred capital associated with the Keystone and Park City projects, and $13 million of growth capital investments at Andermatt-Sedrun.
“At Keystone, we plan to complete the transformational lift-served terrain expansion project in Bergman Bowl, increasing lift-served terrain by 555 acres with the addition of a new six-person high speed lift. At Whistler Blackcomb, we plan to replace the four-person high speed Jersey Cream lift with a new six-person high speed lift and replace the four-person high speed Fitzsimmons lift with a new eight-person high speed lift. At Breckenridge, we plan to upgrade the Peak 8 base area to enhance the beginner and children’s experience and increase uphill capacity from this popular base area. The investment plan includes a new four-person high speed 5-Chair to replace the existing two-person fixed-grip lift as well as significant improvements, including new teaching terrain and a transport carpet from the base, to make the beginner experience more accessible. At Stevens Pass, we are planning to replace the two-person fixed-grip Kehr’s Chair lift with a new four-person lift, which is designed to improve out-of-base capacity and guest experience. At Attitash, we plan to replace the three-person fixed-grip Summit Triple lift with a new four-person high speed lift to increase uphill capacity and reduce guests’ time on the longest lift at the resort. These lift projects are subject to regulatory approvals and are currently planned to be completed in time for the 2023/2024 North American winter season. Additionally, the Company plans to expand parking across 4 resorts by more than 500 spaces, to improve the guest experience.
“The Company is planning to introduce new technology for the 2023/2024 North American ski season that will allow guests to store their pass product or lift ticket directly on their phone and scan at lifts hands-free, eliminating the need for carrying plastic cards, visiting the ticket window or waiting to receive a pass or lift ticket in the mail. Once loaded on their phones, guests can store their phone in their pocket, and get scanned hands free in the lift line using Bluetooth® Low Energy technology. In addition to the significant enhancement of the guest experience, this technology will also reduce waste of printing plastic cards for pass products and lift tickets, and RFID chips, as a part of the Company’s Commitment to Zero. Even after launch, the Company will continue to make plastic cards available to any guests who cannot or do not want to use their phone to store their pass product or lift ticket. The Company is also investing in network-wide scalable technology that will enhance our analytics, e-commerce and guest engagement tools to improve our ability to target our guest outreach, personalize messages and improve conversion.
“In addition to these investments, we are pleased to announce plans to invest approximately $13 million at Andermatt-Sedrun in high-impact growth capital projects as an initial step in a multi-year strategic growth investment plan to enhance the guest experience on the mountain, which will be funded by the CHF 110 million capital that was invested as part of the purchase of our majority stake in Andermatt-Sedrun. As part of the calendar year 2023 investments, we are planning to upgrade and expand Sedrun’s snowmaking to enhance the experience for key intermediate terrain. In addition, we plan to enhance the on-mountain dining experience with renovations to the Milez and Natschen restaurants and replacement of the Valtgeva restaurant. These investments are expected to be completed ahead of the 2023/2024 European ski season and remain subject to regulatory approvals.
“Including $1 million of one-time investments related to integration activities, $10 million of deferred capital associated with the Keystone and Park City projects, and $13 million of growth capital investments at Andermatt-Sedrun, our total capital plan for calendar year 2023 is expected to be approximately $204 million to $209 million. We will provide further detail on our calendar year 2023 capital plan in March 2023.”
Sustainability Update
Commenting on the Company’s industry leading sustainability efforts, Lynch said, “In 2017 Vail Resorts announced an ambitious plan to take action to address our direct impact with a commitment to achieve zero net operating footprint by 2030, including zero net emissions, zero waste to landfill, and zero net operating impact on forests and habitat. As recently announced in our EpicPromise Progress Report, we are pleased to be on track to achieve a zero net operating footprint by 2030 and have achieved 100% renewable electricity across our North American mountain resorts within the past fiscal year. The Company is ahead of schedule to meet its emissions goals, and is on track to reach zero waste to landfill and zero net operating impact on forests and habitats to achieve a zero net operating footprint by 2030. We remain dedicated to doing our part as responsible stewards of the great outdoors and committed partners to our communities. More information about our Commitment to Zero and efforts towards sustainability can be found at EpicPromise.com.”

Outlook
Commenting on fiscal 2023 guidance, Lynch said, “We are encouraged by the strength of our pass sales, the strong early season conditions at our mountain resorts in the Rockies and West and staffing levels on track to deliver an outstanding guest experience. We are reaffirming our fiscal 2023 net income attributable to Vail Resorts, Inc. guidance of $321 million to $396 million and Resort Reported EBITDA guidance of $893 million to $947 million that was included in our September earnings release assuming a continuation of the current economic environment, normal weather conditions, and no material impacts associated with COVID-19 for the 2022/2023 North American and European ski season or the 2023 Australian ski season. It is important to note that there continues to be uncertainty around the economic outlook and the impact that may have on travel and consumer behavior as we head into our primary operating season. Our guidance includes an estimated $4 million of acquisition and integration related expenses in fiscal year 2023 associated with the acquisitions of the Seven Springs Resorts and our majority ownership in Andermatt-Sedrun.
“Foreign currency exchange rates have experienced recent volatility. The guidance assumes the foreign currency exchange rates as of our original September 2022 guidance. Relative to the fiscal 2023 guidance, if the currency exchange rates as of yesterday, December 7, 2022 of $0.73 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada, $0.67 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and $1.06 between the Swiss Franc and U.S. Dollar related to the operations of Andermatt-Sedrun in Switzerland were to continue for the remainder of the fiscal year, we expect this would have an impact on fiscal 2023 guidance of approximately negative $6 million for Resort Reported EBITDA.”
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (866) 966-5335 (U.S. and Canada) or +1 (212) 999-6659 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through December 22, 2022, at 8:00 p.m. eastern time. To access the replay, dial (866) 583-1035 (U.S. and Canada) or +44 (0) 20 3451 9993 (international), pass code 9560121. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2023 performance (including the assumptions related thereto), including our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; expectations related to our season pass products; our expectations regarding our ancillary lines of business; the payment of dividends; the effects of the COVID-19 pandemic on, among other things, our operations; and our calendar year 2022 and calendar year 2023 capital plan and expectations related thereto. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; the ongoing COVID-19 pandemic, and its impact on the travel and leisure industry generally, and our financial condition and operations; unfavorable weather conditions or the impact of natural disasters; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the ongoing COVID-19 pandemic), and the cost and availability of travel options and changing consumer preferences or willingness to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe; or that acquired businesses may fail to perform in accordance with expectations, including the Seven Springs Resorts and Andermatt-Sedrun; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations, interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022, which was filed on September 28, 2022.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2022	2021
Net revenue:
Mountain and Lodging services and other	$210,386	$121,860
Mountain and Lodging retail and dining	68,948	53,401
Resort net revenue	279,334	175,261
Real Estate	113	315
Total net revenue	279,447	175,576
Segment operating expense:
Mountain and Lodging operating expense	242,286	183,725
Mountain and Lodging retail and dining cost of products sold	35,085	24,229
General and administrative	98,799	77,234
Resort operating expense	376,170	285,188
Real Estate operating expense	1,382	1,470
Total segment operating expense	377,552	286,658
Other operating (expense) income:
Depreciation and amortization	(64,614)	(61,489)
Gain on sale of real property	—	31
Change in estimated fair value of contingent consideration	(636)	(2,000)
(Loss) gain on disposal of fixed assets and other, net	(6)	8,867
Loss from operations	(163,361)	(165,673)
Mountain equity investment income, net	346	1,514
Investment income and other, net	2,886	499
Foreign currency (loss) gain on intercompany loans	(6,135)	831
Interest expense, net	(35,302)	(39,545)
Loss before benefit from income taxes	(201,566)	(202,374)
Benefit from income taxes	58,006	59,853
Net loss	(143,560)	(142,521)
Net loss attributable to noncontrolling interests	6,589	3,189
Net loss attributable to Vail Resorts, Inc.	$(136,971)	$(139,332)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(3.40)	$(3.44)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(3.40)	$(3.44)
Cash dividends declared per share	$1.91	$0.88
Weighted average shares outstanding:
Basic	40,298	40,448
Diluted	40,298	40,448

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended October 31,
	2022	2021
Other Data:
Mountain Reported EBITDA	$(92,133)	$(110,964)
Lodging Reported EBITDA	(4,357)	2,551
Resort Reported EBITDA	(96,490)	(108,413)
Real Estate Reported EBITDA	(1,269)	(1,124)
Total Reported EBITDA	$(97,759)	$(109,537)
Mountain stock-based compensation	$5,347	$5,368
Lodging stock-based compensation	950	995
Resort stock-based compensation	6,297	6,363
Real Estate stock-based compensation	48	62
Total stock-based compensation	$6,345	$6,425

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price “ETP”)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2022	2021	(Decrease)
Net Mountain revenue:
Lift	$59,540	$14,329	315.5%
Ski school	8,927	1,473	506.0%
Dining	19,442	12,520	55.3%
Retail/rental	40,344	28,376	42.2%
Other	73,464	52,602	39.7%
Total Mountain net revenue	201,717	109,300	84.6%
Mountain operating expense:
Labor and labor-related benefits	108,045	80,427	34.3%
Retail cost of sales	20,741	14,623	41.8%
General and administrative	83,289	64,737	28.7%
Other	82,121	61,991	32.5%
Total Mountain operating expense	294,196	221,778	32.7%
Mountain equity investment income, net	346	1,514	(77.1)%
Mountain Reported EBITDA	$(92,133)	$(110,964)	17.0%

Total skier visits	993	218	355.5%
ETP	$59.96	$65.73	(8.8)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2022	2021	(Decrease)
Lodging net revenue:
Owned hotel rooms	$23,565	$21,483	9.7%
Managed condominium rooms	12,859	13,084	(1.7)%
Dining	16,829	10,275	63.8%
Golf	5,890	5,109	15.3%
Other	14,797	14,269	3.7%
	73,940	64,220	15.1%
Payroll cost reimbursements	3,677	1,741	111.2%
Total Lodging net revenue	77,617	65,961	17.7%
Lodging operating expense:
Labor and labor-related benefits	36,915	27,649	33.5%
General and administrative	15,510	12,497	24.1%
Other	25,872	21,523	20.2%
	78,297	61,669	27.0%
Reimbursed payroll costs	3,677	1,741	111.2%
Total Lodging operating expense	81,974	63,410	29.3%
Lodging Reported EBITDA	$(4,357)	$2,551	(270.8)%

Owned hotel statistics:
ADR	$277.25	$274.51	1.0%
RevPAR	$155.03	$168.84	(8.2)%
Managed condominium statistics:
ADR	$240.08	$233.02	3.0%
RevPAR	$52.90	$50.13	5.5%
Owned hotel and managed condominium statistics (combined):
ADR	$258.48	$252.62	2.3%
RevPAR	$81.36	$78.43	3.7%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2022	2021
Real estate held for sale and investment	$95,608	$98,833
Total Vail Resorts, Inc. stockholders’ equity	$1,264,879	$1,432,471
Long-term debt, net	$2,769,698	$2,704,583
Long-term debt due within one year	67,811	114,795
Total debt	2,837,509	2,819,378
Less: cash and cash equivalents	1,180,942	1,468,380
Net debt	$1,656,567	$1,350,998

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three months ended October 31, 2022 and 2021.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2022	2021
Net loss attributable to Vail Resorts, Inc.	$(136,971)	$(139,332)
Net loss attributable to noncontrolling interests	(6,589)	(3,189)
Net loss	(143,560)	(142,521)
Benefit from income taxes	(58,006)	(59,853)
Loss before benefit from income taxes	(201,566)	(202,374)
Depreciation and amortization	64,614	61,489
Loss (gain) on disposal of fixed assets and other, net	6	(8,867)
Change in fair value of contingent consideration	636	2,000
Investment income and other, net	(2,886)	(499)
Foreign currency loss (gain) on intercompany loans	6,135	(831)
Interest expense, net	35,302	39,545
Total Reported EBITDA	$(97,759)	$(109,537)

Mountain Reported EBITDA	$(92,133)	$(110,964)
Lodging Reported EBITDA	(4,357)	2,551
Resort Reported EBITDA*	(96,490)	(108,413)
Real Estate Reported EBITDA	(1,269)	(1,124)
Total Reported EBITDA	$(97,759)	$(109,537)

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended October 31, 2022.

(In thousands) (Unaudited)
Twelve Months Ended
October 31, 2022
Net income attributable to Vail Resorts, Inc.	$350,284
Net income attributable to noncontrolling interests	17,014
Net income	367,298
Provision for income taxes	90,671
Income before provision for income taxes	457,969
Depreciation and amortization	255,516
Gain on disposal of fixed assets and other, net	(35,119)
Change in fair value of contingent consideration	18,916
Investment income and other, net	(6,105)
Foreign currency loss on intercompany loans	9,648
Interest expense, net	143,940
Total Reported EBITDA	$844,765

Mountain Reported EBITDA	$829,998
Lodging Reported EBITDA	18,839
Resort Reported EBITDA*	848,837
Real Estate Reported EBITDA	(4,072)
Total Reported EBITDA	$844,765

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2022.

(In thousands) (Unaudited)
As of October 31, 2022
Long-term debt, net	$2,769,698
Long-term debt due within one year	67,811
Total debt	2,837,509
Less: cash and cash equivalents	1,180,942
Net debt	$1,656,567
Net debt to Total Reported EBITDA	2.0x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2022 and 2021.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2022	2021
Real Estate Reported EBITDA	$(1,269)	$(1,124)
Non-cash Real Estate cost of sales	—	227
Non-cash Real Estate stock-based compensation	48	62
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(46)	437
Net Real Estate Cash Flow	$(1,267)	$(398)